FORM N-SAR
FOR THE PERIOD ENDING DECEMBER 31, 2001
ARTISAN FUNDS, INC.
FILE NUMBER 811-08932
REGISTRANT CIK NUMBER 0000935015
ITEM NUMBER 77D

Policies with respect to security investments

At meetings of the board of directors of Artisan Funds, Inc. held on August 9, 2001 and October 25, 2001, the board approved amendments to the non-fundamental investment restrictions applicable to certain of the Artisan Funds that require a Fund to invest a certain percentage of its assets in the type of investment suggested by its name. The amendments were adopted in response to new rule 35d-1 adopted by the Securities and Exchange Commission. The board also approved a new 80% non-fundamental investment restriction for Artisan Small Cap Fund. Additionally, the board approved a non-fundamental policy that requires certain of the Funds to notify shareholders at least 60 days prior to any change in the 80% investment policy. Finally, the board approved an amendment to the non-fundamental investment restrictions applicable to Artisan Mid Cap Fund and Artisan Mid Cap Value Fund that changed the index that defined the market capitalization range of the companies in which those Funds may invest. The changes were incorporated into the Funds' statement of additional information dated October 29, 2001.
The changes are not anticipated to affect the management of any Fund.

As a result of the board's actions on August 9, 2001 and October 25, 2001,the non-fundamental investment policies of the Funds were revised by adding the language that appears in quotes and removing the language that appears in parentheses as marked below:

[A Fund may not:]
	(f) under normal market conditions, invest less than "80%"
(65%) of its "net assets plus any borrowings for investment purposes" (total assets) in securities of issuers having aggregate common stock market capitalizations within the range of the aggregate common stock market capitalizations of issuers included in the "Russell Midcap(Index" (S&P MidCap 400 Index), in each case at the time of investment
[Artisan Mid Cap Fund and Artisan Mid Cap Value Fund only]; or

	(g) under normal market conditions, invest less than "80%" (65%) of its "net assets plus any borrowings for investment purposes" (total assets) in securities of issuers having aggregate common stock market capitalizations of less than $1.5 billion, in each case taken at the time of investment ["Artisan Small Cap Fund and" Artisan Small Cap Value Fund only]
"A Fund will notify its shareholders at least 60 days prior to any change in the policies described in (f) and (g) above."

At a meeting of the board of directors held on November 26, 2001, the board of directors approved changes to the non-fundamental investment restrictions related to the market capitalization of the companies in which Artisan Mid Cap Value Fund and Artisan Small Cap Value Fund may invest,effective as of January 31, 2002 for Artisan Mid Cap Value Fund and March 31, 2002 for Artisan Small Cap Value Fund. The changes were incorporated into the Funds' statement of additional information by supplement dated November 27, 2001. The changes are not anticipated to affect the management of either Fund.

As a result of the board's actions on November 26, 2001, the non-fundamental investment policies of the Funds were revised by adding the language that appears in quotes and removing the language that appears in parentheses as marked below:

[A Fund may not:]
	(f) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations within the range of the aggregate common stock market capitalizations of issuers included in the Russell Midcap( Index, in each case at the time of investment [Artisan Mid Cap Fund (and Artisan Mid Cap Value Fund)
 only]; or
	"(g) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations of greater than $1.2 billion but less than $10 billion, in each case at the time of investment [Artisan Mid
Cap Value Fund only]; or"
	"(h)" ((g)) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations of less than $1.5 billion, in each case taken at the time of investment [Artisan Small Cap Fund (and Artisan Small
Cap Value Fund) only]"; or"
	"(i) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations of less than $1.2 billion, in each case taken at the time of investment [Artisan Small Cap Value Fund only]."
"A Fund will notify its shareholders at least 60 days prior to any change in the policies described in (f), (g), (h) and (i) above."
(A Fund will notify its shareholders at least 60 days prior to any change in the policies described in (f) and (g) above.)